                                                                    Exhibit 12.1

                           Curagen Corporation - Ratio of Earnings to Fixed Charges

                                 12/31/1999               12/31/99        12/31/98        12/31/97        12/31/96        12/31/95
                            ----------------------      ------------    ------------    ------------    ------------    ------------
                                 (Pro-Forma)              (Actual)
        EARNINGS
Pre-tax Loss from
  Continuing Operations         $(35,477,046)          $(25,762,760)   $(18,936,920)   $ (7,920,434)   $  (606,241)   $ (1,088,605)
Fixed Charges                     11,351,293              1,637,008       1,841,922         915,394        419,409         268,563
                            ----------------------     -------------   -------------   -------------   ------------   -------------
    TOTAL EARNINGS               (24,125,752)           (24,125,752)    (17,094,998)     (6,375,040)      (186,832)       (820,042)
                            ======================     =============   =============   =============   ============   =============

FIXED CHARGES AND
  PREFERENCE DIVIDENDS

Interest Expense:
  Per Financial Statements      $  1,191,891           $  1,191,891    $    994,804    $    684,537    $   376,570    $    253,896
  Convertible Debt
    Interest                       9,000,000                N/A             N/A              N/A            N/A            N/A
                            ----------------------     -------------   -------------   -------------   ------------   ------------
                 Total            10,191,891              1,191,891         994,804         684,537         376,570        253,896
                            ----------------------     -------------   -------------   -------------   ------------   ------------

Amortization of
  Capitalized Expenses
  Related
  to Indebtedness               $    714,286                N/A             N/A              N/A            N/A            N/A
                           ----------------------      -------------   -------------   -------------   ------------   ------------

Estimate of Interest
  Expense within Rental
  Expense                            445,117                445,117          338,683         162,433         25,733         14,667
                           ----------------------      -------------   -------------   -------------   ------------   ------------

Preference Dividends                 N/A                     N/A       $     508,435   $      68,424   $     17,106        N/A
                           ----------------------      -------------   -------------   -------------   ------------   ------------


TOTAL FIXED CHARGES AND
  PREFERENCE
  DIVIDENDS                     $ 11,351,294            $ 1,637,008     $  1,841,922   $     915,394   $    419,409   $    268,563
                           ======================      =============    =============  =============   ============   ============

RATIO OF EARNINGS TO
  FIXED CHARGES                        (2.13)                (14.74)           (9.28)          (6.96)         (0.45)         (3.05)
                           ======================      =============    =============  =============   ============   ============

DEFICIENCY OF EARNINGS TO
  COVER FIXED CHARGES           $ 35,477,046            $25,762,760     $ 18,936,920   $   7,290,434   $    606,241   $  1,088,605
                           ======================      =============    =============  =============   ============   ============